Exhibit 10.1

Public Relations Agreement

/s/ Dan Spelling 7/7/2014
Spelling Communications, Inc. Date

/s/ V. Scott Vanis 7/7/2014
Accepted and Agreed to: Minerco Resources, Inc. Date